Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of GSI Group, Inc. to be filed with the Securities and Exchange Commission on October 10, 2008, and to the incorporation by reference therein of our reports dated March 5, 2008, with respect to the consolidated financial statements of GSI Group, Inc. and the effectiveness of internal control over financial reporting of GSI Group, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 7, 2008